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                                                                   EXHIBIT 10.27


            DESCRIPTION OF NON-EMPLOYEE DIRECTOR REGULAR COMPENSATION


         Effective June 1, 2005, non-employee directors of netGuru, Inc. ("Company") receive $2,000 per month in consideration for their services as members of the Company's board of directors. In addition, effective June 1, 2005, the Chairman of the Audit Committee receives an additional $500 per month in consideration for his services as Audit Committee Chairman.

         Non-employee directors are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Non-employee directors may also receive options from time to time under the Company's stock option plans and otherwise.